EXHIBIT 99.1

NATIONAL COAL CORP. NAMES MARK OLDHAM CHIEF FINANCIAL OFFICER

KNOXVILLE, Tenn.--March 10, 2005--National Coal Corp. (OTCBB: NCOC), an Appalachian Region coal producer, announced today that effective April 1, 2005, Mark Oldham has been appointed to the position of chief financial officer and will serve on the Company's board of directors.

Current chief financial officer and board member Rob Chmiel will remain in these positions through the first quarter of 2005 to complete filing of the Company's 2004 financial statements. He will also play an integral role in Oldham's transition.

Oldham previously served as chief financial officer and board member at Pen Holdings, Inc. and subsidiaries, a coal producer and land company with mining operations and holdings in Central Appalachia. While in this role, he helped develop the company that grew from $5 million to over $250 million in assets and increased the number of its employees from 25 to 500. His past experience has well prepared him with a strong knowledge of the coal and mining industries.

"We are pleased to welcome Mark to the team. His extensive industry experience will undoubtedly give us an advantage as we continue to broaden our operations by adding mines and expanding our current holdings," said Jon Nix, president, CEO and chairman of the board for National Coal.

Rob Chmiel, the founding chief financial officer, will be leaving the Company to pursue other opportunities. "Rob has been a substantial asset to the National Coal team. We wish him luck in his future endeavors and thank him for his service to this organization over the past two years," added Nix.

In addition to serving on the board of directors at Pen Holdings, Inc. and subsidiaries, Oldham also maintained a board position at International Marine Terminals, Myrtle Grove, La. His prior experience includes public accounting in both audit and tax. Oldham, a CPA, holds a bachelor of science in business administration from Tennessee Technological University in Cookeville, Tenn.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in Eastern Tennessee and Southeastern Kentucky. For more information, visit www.nationalcoal.com.


----------
CONTACT:
     National Coal Corp.
     Kearstin Patterson, 865-690-6900
     Cell: 865-207-3875
     kpatterson@nationalcoal.com
     www.nationalcoal.com
     or
     Cunningham & Company
     Christine Pietryla, 312-334-9037
     Cell: 312-208-8776
     cpietryla@cunninghamcomp.com